For:	Alamo Group Inc.

Contact:	Dan E. Malone
Executive Vice President & CFO
830-372-9581

Financial Relations Board
Marilynn Meek
212-827-3773

ALAMO GROUP INC. TEMPORARILY CLOSES ITS
FRENCH OPERATING FACILITIES

SEGUIN, Texas, March 18, 2020 -- Alamo Group Inc. (NYSE: ALG) today announced that it will temporarily close its French operating facilities due to concerns for Alamo’s French employees and in response to recent directives issued by the French government outlining strict measures regarding coronavirus (COVID-19) containment. This temporary closure includes the following facilities:

•Alamo’s facility in Daumeray, France, which produces vacuum trucks, high pressure cleaning systems and trenchers under the Rivard brand with its approximately 400 employees;
•Alamo’s facility in Neuville, France, which produces hedge and grass cutting equipment under the Rousseau and SMA brands with its approximately 150 employees; and
•Alamo’s facility in Peschadoires, France, which produces replacement parts under the Forges Gorce brand with its approximately 20 employees.

The Rivard facility in Daumeray temporarily halted its operations on Tuesday March 17, 2020, while the Neuville and Peschadoires locations will temporarily cease operations beginning on Thursday March 19, 2020. It is currently anticipated that these plant closures will continue for the later of two weeks or until such time as coronavirus impacts are mitigated to an extent which allow for the commencement of full or partial plant operations. Despite these general closures, there are a limited number of personnel on-site at Alamo’s French locations and working remotely in order to maintain security and to meet emergency customer needs for spare parts and to handle urgent customer questions.

About Alamo Group
Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements, forestry equipment and related after-market parts and services. The Company, founded in 1969, has approximately 4,270 employees and operates 30 plants in North America, Europe, Australia and Brazil as of December 31, 2019. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.

Forward Looking Statements

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, disease outbreaks such as COVID-19, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.